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                                 EXHIBIT 10.11

                     DESCRIPTION OF RALCORP HOLDINGS, INC.
                             EXECUTIVE HEALTH PLAN
                             RALCORP HOLDINGS, INC.



The Executive Health Plan provides hospital and medical reimbursement for certain key management employees and their dependents.

Eligibility

The CEO or any Corporate or Executive Vice President of the Company or its operating subsidiaries.

Any other employees selected by Nominating and Compensation Committee or the CEO.

Must enroll in Company's Comprehensive Health Plan, which is available to certain Company employees, at their own expense.

Coverage

At no cost to Participant, Plan pays 100% of medical expenses incurred, up to $35,000 per year, provided such expenses would constitute deductible medical expenses for federal income tax purposes and provided that the expenses are not payable by the Company's Comprehensive Health Plan.

Funding

The Company has purchased insurance to fund the benefits.